Exhibit 5.1

[LETTERHEAD]

May 15, 2009
The Board of Directors
Univest Tech, Inc.
11805 E. Fair Ave
Greenwood Village, Colorado 80111

Re:	Registration Statement on Form S-1
Univest Tech, Inc., common stock, par value $0.001 per share

Gentlemen:

         We are acting as counsel for Univest Tech, Inc., a Colorado corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-1 (the "Registration Statement"), as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on May 15, 2009 for the registration by certain selling shareholders of 1,274,900 shares of common stock, $0.001 par value, of the Company (the "Shares").

         In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that:

         The Shares to be registered as covered by the Registration Statement are duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ David Wagner & Associates, P.C.
    DAVID WAGNER & ASSOCIATES, P.C.